Exhibit 10.1

STOCK OPTION GRANT AGREEMENT

UNDER THE

2005 OMNIBUS INCENTIVE PLAN

Optionee:
Social Security Number:
Form of Option (ISO or NQSO)
Total Number of Optioned Shares in this Grant:
Date of Grant:
Exercise Price Per Share:
First Exercisable Date:
Expiration Date:

THIS OPTION AGREEMENT is made and is effective as of the above Date of Grant between NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the above-named Optionee, an employee of the Company, or of one or more of its subsidiaries or other eligible person under the 2005 Omnibus Incentive Plan (the “Plan”). The Company desires, by affording the Optionee an opportunity to purchase the number of shares of its common stock, par value $.001 per share (the “Common Stock”) shown above and as hereinafter provided (the “Optioned Shares”), to carry out the purposes of the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree to the terms and conditions of this Option as set out in paragraphs 1 through 12 hereof.

IN WITNESS WHEREFORE, the Company has signed this Stock Option Grant effective as of the Date of Grant shown above.

NPS PHARMACEUTICALS, INC.	OPTIONEE:

By:

TERMS AND CONDITIONS

1.	Grant of Option. The Company hereby irrevocably grants to the Optionee the right and option (the “Option”) to purchase the above number of Optioned Shares of the Company’s Common Stock in the manner and subject to the conditions provided herein and in the Plan.

2.	Purchase Price and Payment.

2.1	The purchase price (the “Exercise Price”) shall be the amount per share of the Optioned Shares shown above, which is the Fair Market Value of the Common Stock on the Date of Grant as determined under the Plan. To the extent that the Optionee being granted this Option owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its subsidiary corporations, then the Exercise Price has been established by the Company to be equal to at least one hundred ten percent of said Fair Market Value.

2.2	The Exercise Price per share of the Optioned Shares shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price (provided that except as otherwise determined by the Board, the Shares that are tendered must have been held by the Optionee for at least six (6) months (or such other period, if any, as the Board may permit) prior to their tender to satisfy the Exercise Price if acquired under the Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) pursuant to a broker-assisted exercise same-day sales program; (d) by a combination of (a) (b), and (c); or (e) any other method approved or accepted by the Board in its sole discretion.

2.3	Notwithstanding the foregoing, this Option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, which results in the receipt of cash (or check) by the Company prior to the issuance of any of the Optioned Shares.

3.	Vesting and Term of Option. The Optioned Shares shall be exercisable during the term of this Option Agreement but only on the terms hereof and pursuant to the following exercise schedule:

Twenty-eight percent of the Optioned Shares shall vest at 5:00 p.m., Mountain Standard Time (“MST”), on the first anniversary of the Date of Grant and two percent of the remaining Optioned Shares shall vest at 5:00 p.m. MST, on each monthly anniversary date thereafter, provided that the Optionee was, during the entire period prior to such vesting date, continuously employed as an employee of the Company or otherwise affiliated in a position qualifying for continued vesting under the Plan. With respect to Canadian employees, Optionee’s status as an employee shall terminate upon delivery of a notice of termination by the Company.

The term of the Option is from the Date of Grant through the Expiration Date shown above. Except to the extent that a different Expiration Date is shown above, any portion of the Optioned Shares, which become exercisable shall remain in effect and be exercisable thereafter during the term of the Option. The Option shall not be exercisable after the Expiration Date. Not less than one hundred shares of the Optioned Shares may be purchased at any time unless the number purchased is the total number at the time purchasable under the Option. Notwithstanding the above, as to any Option granted to a person owning more than ten percent of the Company’s voting stock on the Date of Grant, such Option shall expire five years from the Date of Grant and said date shall be the Expiration Date.

4.	Termination of Employment or Relationship as a Director or Consultant.

4.1	In the event an Optionee’s continual status as an employee, director, or consultant (other than upon the Optionee’s death or disability) terminates prior to the Expiration Date, then this Option shall expire ninety days after the date of such termination, unless:

4.1.1	such termination of employment or affiliation is due to Optionee’s permanent or total disability (within the meaning of Section 422(c)(6) of the Code), in which event the Option shall expire on the earlier of the Expiration Date set forth above, or twelve months following such termination of employment or affiliation;

4.1.2	such termination of employment or affiliation is due to Optionee’s death, in which event the Option shall expire on the earlier of the Expiration Date set forth above or eighteen months after Optionee’s death;

4.1.3	such termination of employment or affiliation is due to Optionee’s Retirement (as defined in the Plan), in which event the Option shall expire on the Expiration Date; or

4.1.4	exercise of the Option within ninety days after termination of employment or affiliation with the Company would result in liability of the Optionee under Section 16(b) of the Securities Exchange Act of 1934 (arising, for example, from a non-exempt purchase), in which case the Option will expire on the earlier of (a) the Expiration Date set forth above, (b) the tenth day after the last day upon which exercise would result in such liability, or (c) six months and ten days after the termination of Optionee’s employment or affiliation.

4.2	This Option may be exercised following termination of employment or affiliation only as to that number of Optioned Shares as to which it was exercisable on the date of termination of employment or affiliation under the provisions of this Option Agreement. Notwithstanding the foregoing, if such termination of employment or affiliation is due to the Optionee’s Retirement, the Option may be exercised to that number of Optioned Shares that would have been exercisable had the Optionee remained an Employee, Director or Third Party Service Provider for an additional two years from the date of Retirement.

4.3	With respect to Canadian employees, for purposes of determining the date of termination for purposes hereunder, other then under paragraphs 4.1.1, 4.1.2, 4.1.3, and 4.1.4, the date of termination shall be the date notice of termination is delivered to an employee and shall not include any reasonable notice of determination period required by law.

5.	Transferability.

5.1	Incentive Stock Option (“ISO”). In the case of an ISO, this Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during Optionee’s life, only by the Optionee. In the event an Optionee transfers such Option, such transfer shall constitute a disqualifying event and the Option shall no longer qualify as an ISO but shall be considered a Non-Qualified Stock Option under the terms of this Plan.

5.2	Non-Qualified Stock Option (“NQSO”). In the case of a NQSO, this Option is not transferable (and shall be exercisable during the lifetime Optionee only by such Optionee) except as follows:

5.2.1	By will or by the laws of descent and distribution; and

5.2.2	Transfers to the spouse, children, or grandchildren of the Optionee (“Immediate Family Members”), a trust or trusts for the exclusive benefit of such Immediate Family Members, or a partnership in which such Immediate Family Members are the only partners, provided that (a) there may be no consideration for any such transfer, (b) subsequent transfers of transferred options shall be prohibited except those occurring by will or the laws of descent and distribution, and (c) the Option shall continue to be subject to all the terms and conditions that applied prior to transfer. The Options shall be exercisable by the transferee only to the extent and for the periods specified in this Option Agreement or the Plan. The Company expressly disclaims any obligation to provide notice to a transferee of the expiration of the Option.

5.3	Non-Qualifying Transfer. In the event of the transfer of the Optioned Shares obtained by exercise of an ISO in such manner as to disqualify the Optioned Shares for ISO treatment, the provisions of this Grant and the Plan applicable to NQSOs shall be deemed to apply to the Optioned Shares as if the Grant had been an NQSO.

6.	No Employment Relationship. This Option is not an employment contract and nothing in this Option Agreement shall be deemed to create in any way whatsoever any obligation on Optionee’s part to continue in the employ of the Company or as an affiliate of the Company, or of the Company to continue Optionee’s employment or affiliation with the Company. In the event that this Option is granted in connection with the performance of services as a consultant or director, references to employment, employee, and similar terms shall be deemed to include the performance of services as a consultant or a director, as the case may be, provided however, that no rights as an employee shall arise by reason of the use of such terms.

7.	Rights of Stockholder. No rights as a stockholder are created or conferred hereby until the date the Optionee becomes a record holder of the Optioned Shares by a valid exercise of this Option.

8.	Restriction on Transfer. A purchaser of shares of Common Stock who purchases such Optioned Shares by exercise of this Option may not dispose of such Optioned Shares within two years from the Date of Grant or within one year after the date of exercise without losing the purchaser’s right to treat such Optioned Shares as an ISO. Other contractual or legal restrictions may also apply to ISOs.

9.	Method of Exercising Option.

9.1	Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice (in a form designated by the Company) to the Company at its principal office. Such notice shall state the election to exercise the Option and the number of Optioned Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. If the option being exercised was granted partially as ISOs as to certain shares and as NQSOs as to the balance of the shares, the Company will assume that the shares being exercised are pro-rata ISO and NQSO unless specifically otherwise directed or elected by the Optionee. Such notice shall either:

9.1.1	be accompanied by payment of the full Exercise Price of such Optioned Shares, in which event the Company shall deliver a certificate promptly after the notice shall be received; or

9.1.2	fix a date (not less than five nor more than ten business days from the date such notice is received by the Company unless a longer date or different arrangement has been established under paragraph 2 hereof) for the payment of the full Exercise Price of such Optioned Shares, against delivery of a certificate or certificates representing such Optioned Shares.

9.2	By exercising this Option, Optionee agrees that the Company may require Optionee to enter into an arrangement providing for the cash payment by Optionee to the Company of any tax withholding obligations of the Company arising by reason of: (a) the exercise of this Option; (b) the lapse of any substantial risk of forfeiture to which the Optioned Shares are subject at the time of exercise; or (c) the disposition of Optioned Shares acquired upon such exercise.

9.3	Notwithstanding the provisions of Section 9.1 and 9.2, the Company may designate a third party and/or captive broker (the “Agent”) to administer the grant, exercise and sale of the Option and/or Optioned Shares. In such event, the Company may require the Optionee to follow the procedures of the Agent for exercising the Option.

10.	The Plan. The terms of the Plan are incorporated herein and made a part hereof. In the event of inconsistency between the terms of the Plan (as in effect on the Date of Grant) and the terms hereof, the terms of the Plan shall control. The Plan contains many terms, which may affect this Option Agreement, which are not repeated herein. Capitalized terms, which are not defined herein shall have the same meaning as such terms in the Plan.

11.	Severability. It is the intent of all parties to this Option Agreement that ISOs granted under the terms of this Option Agreement shall qualify for treatment as ISOs under Section 422 of the Internal Revenue Code of 1954, as amended. To that end, should any provisions of this Option Agreement be determined to invalidate such ISO treatment or characterization, such provisions shall be severable from, and shall not affect the remaining provisions of this Option Agreement.

12.	Plan Acknowledgment. Optionee acknowledges receipt of a copy of the Plan, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions thereof. Optionee hereby agrees to accept as binding and final all decisions of interpretation of the Board of Directors upon any questions arising under the Plan.

Attachment: 2005 Omnibus Plan

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